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The following is the transcript of the joint conference call by Digitas Inc. and Modem Media, Inc. to announce their merger and second quarter earnings on July 15, 2004:

Conference Call Transcript

MMPT - Q2 2004 Modem Media Conference Call to Announce Merger and Q2 Earnings

Event Date/Time: Jul. 15. 2004 / 10:00AM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

Jeff Cote
Digitas Inc. - COO, CFO

David Kenny
Digitas Inc. - Chairman, CEO

Marc Particelli
Modem Media - President, CEO

Frank Connolly
Modem Media - CFO

CONFERENCE CALL PARTICIPANTS

Chris Penny
Friedman, Billings Ramsey & Co. - Analyst

Alexia Quadrani
Bear Stearns - Analyst

Mayank Tandon
Janney Montgomery Scott - Analyst

Troy Mastin
William Blair & Co. - Analyst

Stephen Dan
HMC New York - Analyst

Dmitri Kaken
Salomon Brothers - Analyst

Nate Kellogg
Analyst

Andrew Jeffrey
Needham & Company - Analyst

Tim Nolan
Bear Stearns - Analyst

Matt Harmon
HS Capital - Analyst

Sarah Jane Burns
Gartmore Investment Management - Analyst

Mark Ort
Glaser - Analyst

PRESENTATION

Operator

Good morning. My name is Judy and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Modem Media and Digitas conference call to discuss the merger of the companies and to speak about the second-quarter earnings for each company. All lines have placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS) Mr. Cote, you may begin your conference.

Jeff Cote - Digitas Inc. - COO, CFO

Thank you. Good morning, everyone, and thank you for joining us to discuss the merger agreement announced this morning between Digitas and Modem Media. I'm Jeff Cote, the Chief Financial and Administrative Officer of Digitas.

Before we get started, I would like to remind everyone that both companies' discussions today may include forward-looking statements which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of these potential risks and uncertainties, please refer to the risk factors listed in both companies' SEC filings. They apply to our oral and written comments.

I would also like to remind you that the guidance that each company is offering today represents a point-in-time estimate of each company's future performance. You will find a link to the Webcast of this call, as well as to today's press releases, at digitas.com and modemmedia.com in the investor sections. The Digitas press release includes a reconciliation of any non-GAAP measure we refer to on this call to the most directly comparable GAAP measure. With that, let me turn it over to David Kenny, Chairman and CEO of Digitas.

David Kenny - Digitas Inc. - Chairman, CEO

Thanks, Jeff. Good morning, all of you, and thank you for joining us today. I'm going to be joined by Mark Particelli, President and CEO of Modem Media; Jeff Cote, who just spoke; and finally by Frank Connolly, the Chief Financial Officer of Modem Media. Both Jeff and Frank are going to speak about the second-quarter performance. Before that, Mark is going to join me in remarking on today's announcement.

As we have suggested at Digitas over the last few quarters, we've been positioning our Company for growth across both client groups and geography, and we have been (indiscernible) up for broader long-term strategic growth. I'm thrilled today to explain this morning's announcement in the context of that strategy. Today, we have announced the signing of the agreement under which Digitas acquires Modem Media. Under the terms of this agreement, a stock-for-stock transaction, Digitas will exchange 0.7 shares of Digitas common stock for each outstanding share of Modem Media's common stock at the closing date.

I personally and all of us collectively are really excited about this union. It will, we believe, play a key part in all of our short- and long-term growth strategies. It will support our mutual drive to excellence on behalf of clients and support our earnings and margin gross goals as well. We believe that together, Digitas and Modem Media embody the world-class solutions that marketers need to deliver the right message to the right customer about the right product or service, wherever he or she may be.

We expect this transaction to be accretive to earnings in the first calendar year after closing. The transaction, of course, is subject to the customary closing conditions, including regulatory approval and approval by each company's stockholders. We expect the transaction will be completed in the fourth quarter of 2004.

Let me give (ph) the 5 reasons in summary that we believe the benefits of this acquisition are clear. First of all, this combination creates an industry leader in interactive and database marketing. Digitas and Modem Media are complementary pioneers who have helped define database and interactive marketing. Together, the companies offer an even stronger value proposition to clients, and as a result, to our shareholder and our employees as well.

Second, it creates scale to the clients, whom the companies are able to better serve together. It also provides added share of marketing budget at key shared accounts, including AOL, Delta, General Motors. Importantly, it augments Digitas's blue-chip roster of clients with a number of Fortune 500 companies that represent key industry segments served by Modem Media but not currently served by Digitas, giving even more growth potential.

The third point is that it adds a great brand to the Digitas Company. This will afford us a two-agency model to address some conflicts between clients in selected industries. Fourth, this combination allows us to drive critical mass in our strategic markets of London and San Francisco, where both companies have important relationships and lots of potential for future growth. Combining the companies' offices in these markets under the Modem Media brand will deepen service to existing clients and create the scale to serve additional clients in both regions.

And fifth and finally, this combination also affords certain operating synergies among some functions that provide companywide support, mostly non-client business (ph) functions. As I said, we expect the transaction to be accretive to cash earnings in 2005, our first full year of operations.

Let me summarize. I believe that today's announcement joins two complementary marketing services firms. I believe our union plays directly to the demands of the changing landscape for a highly personalized, repeatable and increasingly digital brand experiences for consumers. I also believe that these two companies share a single focus, a focus on delivering best-of-breed work to our clients, repeated over time. Our two companies are also driven by similar cultures, cultures that seek to attract and to retain the best and the brightest, regardless of disciplines. As such, our people, our cultures are bonded by a commitment to excellence and to results. It's now my pleasure to introduce Mark Particelli.

Marc Particelli - Modem Media - President, CEO

Thank you, David. Good morning, everybody. Thank you for joining us this morning. I think this is great news. Two longtime complementary and occasionally competing companies are announcing their intention to become one. We are bringing our clients, our professionals, and their expertise together in a move that I believe drives value to all and which we further believe supports the cornerstone of our value creation to the shareholders. We are united by a common passion to design and create work for our clients that helps drive their relationship with consumers and their success as marketers. This shared approach underscores that our cultures are very similar.

Managing our strategic plan for the future and considering our operational and client growth targets, joining with Digitas stands out as the smartest move we could make to benefit our clients, our employees and our shareholders. As innovators in digital marketing, we have known and respected one another for years. We have built up extremely synergistic and complementary capabilities. These capabilities will come in handy as a work to scale clients and to increase services, such as database marketing and analytics. And certainly, we both understand the increasing importance of clients' demands for marketing engines that drive their message across media to bring brands to life.

I would like to take a minute to describe how we intend to operationalize today's announcement. As part of the acquisition, Digitas will be gaining the expertise and leadership of each of the three Managing Directors who lead Modem Media's offices -- Michael de Kare-Silver in London, Dave Lynch in Norwalk, and Scott Sorokin in San Francisco. These offices, combining our respective London and San Francisco facilities, will form Modem Media Inc. Martin Reidy, who currently is President, Digitas San Francisco, will serve as President of Modem after the close.

I will continue to lead our business in the near-term and will support a period of integration as long as it is necessary. Laura Lang, who two weeks ago was named president of Digitas, will lead the Digitas agency, comprising current Digitas offices in Boston, Chicago, and New York. I am very pleased to be here with

David today to talk about this important milestone in our histories and our future together. I will turn it back to David now.

David Kenny - Digitas Inc. - Chairman, CEO

Thanks, Mark. I will now turn the call over to Jeff Cote, Digitas's Chief Financial and Administrative Officer, for a discussion of our performance in the second quarter.

Jeff Cote - Digitas Inc. - COO, CFO

Thank you, David. I will provide a brief recap of our performance in the second quarter and provide guidance for the third quarter and full year 2004. In the interest of time, we will not discuss many of the metrics that we have routinely communicated during our quarterly call. Rather, those metrics will be posted in the investors section on digitas.com.

To recap the quarter, we reported fee revenue of 60.6 million versus 51.6 million for last year's second quarter. This represents a 17 percent increase. It includes approximately 200,000 in bonus revenue. As you know, we see fee revenue rather than total revenue as the best measure of our performance as a company. We recorded total revenue, including reimbursable expenses, of 96.3 million versus 72.6 million for last year's second quarter.

We recorded net income of 7.6 million, or 10 cents per share, compared with net income of 2.9 million, or 5 cents per share, from last year's second quarter. We recorded adjusted cash earnings of 8.2 million, or the 11 cents per share, compared to adjusted cash earnings of 5 million, or 8 cents per share, for last year's second quarter. Adjusted cash earnings excludes from GAAP earnings amortization of intangible assets and stock-based compensation, using the Company's actual tax provision.

As anticipated, sequential quarterly growth was relatively flat. However, remember that the first-quarter fee revenue included 5.2 million in bonus from our clients. Our fee revenue base in the second quarter grew to cover the lack of this bonus in the second quarter of this year. The growth of fee revenue in Q2 was largely due to new activities that we started with our clients during the first quarter that had a full-year or full-quarter impact in the second quarter.

Let me now focus on our guidance for the third quarter and full year 2004. This guidance does not consider the effect of today's announcement to acquire Modem Media. We will update our guidance to include Modem Media after the transaction closes.

For the third quarter, we expect fee revenue of 58 to 61 million. This represents an 11 to 17 percent growth from the third quarter of 2003. We would expect reimbursable expenses to add approximately 45 to 50 percent to fee revenue. On a GAAP basis, we expect earnings per share of 8 to 10 cents. We also expect to achieve adjusted cash earnings, using the Company's actual tax provision, of 9 to 11 cents per share. We now expect fee revenues of 235 to 245 million for the full year 2004, and earnings per share calculated in accordance with GAAP of 35 to 42, and adjusted cash earnings per share of 38 to 45. With that, let me turn it over to Frank for a brief discussion of Modem Media's performance in the second quarter.

Frank Connolly - Modem Media - CFO

Thank you, Jeff, and good morning, everyone. Revenue for the quarter ended June 30, 2004 was 15.9 million versus 15.3 million last year. That is up 4 percent. Foreign exchange rates had a favorable impact of about $300,000. Revenue from our top 10 clients accounted for 90 percent of second quarter revenue, compared with 91 percent a year ago. Delta Air Lines, Hewlett-Packard, IBM, and General Motors each contributed 10 percent or more of our consolidated revenue this quarter. We are continuing to further penetrate some of our core clients by adding new business with existing partners, such as AOL and PricewaterhouseCoopers this quarter.

We also started work for four new clients this quarter, including Royal Caribbean and Dolby. As you heard from Jeff, in the interest of time, we will not be reviewing all of the operating and financial metrics we typically discuss on our quarterly calls. But we have made those figures available to you on our website this morning at Modem Media.com.

That said, I would like to point out that you'll see a decline in utilization and an increase in billable FTEs. This primarily reflects our investment in forward capacity to support anticipated growth during the second half of the year and to expand our capabilities.

Going to the income statement. Second quarter gross margin was 48 percent, down 8 points to last year. The decline can primarily be traced to the costs associated with increased billable capacity and additional capabilities, as well as lower profits from our General Motors' business.

Income from continuing operations was 1.9 million, or 7 cents per diluted share, compared with 1.7 million, or 7 cents per diluted share, last year. This year's results include the after-tax impact of $500,000 from restructuring income, primarily resulting from a reversal related to our UK office lease, and $200,000 of after-tax costs related to the acquisition.

Moving to the balance sheet, the Company has a strong financial position, with $62 million in cash and virtually no debt at the close of the quarter. Days Sales Outstanding stood at 49 at quarter end, which is down 53 days a year ago. Our outlook for the balance of the year remains positive. In the third quarter, we expect revenue to be in the range of $15 million to $17 million, and earnings from continuing operations of 3 to 5 cents per diluted share, without including additional transaction costs.

Full-year revenue is expected to be 63 million to 67 million for 2004, with earnings per diluted share from continuing operations of 18 to 24 cents, without including additional transaction costs. Depreciation is anticipated to be between 2 and $2.5 million for the full year and capital expenditures will be about $2 million. I will now turn the call back to David, who will initiate the Q&A before offering closing remarks.

David Kenny - Digitas Inc. - Chairman, CEO

Thanks, Frank and Jeff, and thank you, Mark. With that, we welcome your questions. Operator, please open the line.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Chris Penny with Friedman, Billings, Ramsey.

Chris Penny - Friedman, Billings Ramsey & Co. - Analyst

Good morning. Congratulations on the announcement today. David, can you walk us through -- Modem Media is going to be keeping their brand and the work they do is slightly different than yours. You have a little more broader offering. Given the fact they're going to be keeping their brand, can you walk us through how over the coming years you are going to be embedding what Digitas does with what Modem Media does? I think that's kind of the true upside here, right? You get longer retainer base relationships that kind of drive the history of Digitas into those customers. Should I look at it that way?

David Kenny - Digitas Inc. - Chairman, CEO

I think that is part of the upside we see. Let me take it in the categories. There are several clients where we already both work. We both work in Delta. We both work at General Motors. We're in the U.S. most strongly; they're in Europe most strongly. We both work at AOL. In these cases, we have to work with these clients to understand how they want us to work together, but those teams will be able to work together as teams. That allows both sides to learn a little bit more about each other. That allows both sides to begin some skills. That also allows over time a critical mass for Modem Media in its agency to build skills that they were already trying to build on their own in the database size, on the campaign side, in the kind of marketing engine world. They've been moving in that direction. This will accelerate it because there's a critical mass of shared relationship.

Secondly, on top of that, Modem Media has some fabulous deep relationships, more focused on the Internet alone, but with a number of other companies where we also hope to add value, and believe from discussions with those companies that Modem has had that there is a need for that. So we will be building more of the database marketing skills and the analytic skills and some of the strategy skills we have within the Modem network so that works.

Clearly, we are keeping two networks to be able to handle conflicts over time, which optimizes the addressable market. So we can only share best practices, not client data, but we're certainly going to make sure that we are all learning so that we've got two great agencies -- not exactly the same, but two great agencies that can cover the market.

Chris Penny - Friedman, Billings Ramsey & Co. - Analyst

Do you think you would have any issues with GM or Delta in terms of this merger?

David Kenny - Digitas Inc. - Chairman, CEO

I don't believe so. Obviously, those are the first calls made this morning. And in both those cases, they had been encouraging us to partner together anyway. Our teams have gotten to know each other because there are places where what we each do needs to connect. And so in many ways, this is very good news for those clients, because it means that we're going to really be able to come together and help them build a marketing engine that gets everything they want done. So the word we heard from shared clients was, this is the best of both worlds.

Chris Penny - Friedman, Billings Ramsey & Co. - Analyst

A couple quick questions for you, Jeff. In terms of cost synergies, I think you mentioned a couple of little things. Could you just expound on that a little bit? In addition, Modem Media, their numbers are taxed; yours are not. Can you talk about your carryforward and how that is going to impact the next couple years? And then the last -- those two questions first, and I have one more follow-up.

Jeff Cote - Digitas Inc. - COO, CFO

Sure. On the synergies question, we have indicated that we believe that it will be accretive in the first full calendar year of operations. Our models indicate that that is about 2 to 3 cents of accretion. Obviously, as we go through the planning process for the integration, we will get a better understanding around the opportunities for cost and revenue synergies. And when we close on the transaction and we have a call around that closing, we will provide a little bit more guidance. The types of cost synergies, clearly around the dual public company costs, but also around facilities, are the ones that are the most obvious. And as I said, as we go through the integration planning and when we share that with you, we will give you more specifics.

Around the tax question, we have done preliminary evaluation around the NOLs. It is our belief that both Company NOLs will be able to be used going forward. Therefore, the expectation is that we will not be a taxpayer as a combined company. But again, we will give more specific guidance on that when we talk about it after the closing.

Chris Penny - Friedman, Billings Ramsey & Co. - Analyst

Okay, thanks. I'll get back in the queue.

Operator

Alexia Quadrani with Bear Stearns.

Alexia Quadrani - Bear Stearns - Analyst

Good morning. A couple of questions. First I guess, Jeff, from your perspective. Now you've had a chance to take a look at, obviously, Modem's businesses. There is a pretty big difference in the profitability of the two businesses. Do you think that is an opportunity for Digitas? Is there something there that Digitas is missing? Is it a question of just the cost-cutting and the synergies, or is it a question of really maybe the different business mix (multiple speakers) maybe doesn't change so much?

Jeff Cote - Digitas Inc. - COO, CFO

That's a great question. I think that the real opportunity here is obviously around the revenue synergy and the margin expansion as we share best practices about how we deliver for our clients. The cost side of the equation will be helpful, but it is more about understanding how Modem delivers for its clients and how Digitas delivers for its clients and figuring out the best practices that we can pull from both to make sure that we can optimize the quality of work for our clients first and foremost, but also the return that we would then generate in the form of profit for the shareholders. Our plan is to really focus on that as we go through integration and make sure that we pick the best from both.

David Kenny - Digitas Inc. - Chairman, CEO

This is David. I want to add to Jeff's answer with one more thing. You have known us for a long time. You know that we have a history of acquiring clients, growing them to scale over time, and that the margins in the early years for us aren't great and when the clients get to maturity, there they are actually quite good. I think that there is an opportunity to get further scale where we have shared clients and you can share some costs in serving those clients. There's also opportunities to add services that scale more of their clients. So this ability to move more clients up the scale curve helps us. When we do it completely organically, historically, we've taken margin depression on the investment clients while they scale up. And we will still do that. We still need to grow the combined entity. But early on, there are some real opportunities to get more scale relationships, which is part of why we feel quite good about this deal.

Alexia Quadrani - Bear Stearns - Analyst

Then a couple of follow-up questions. David, I was kind of surprised that in your comments you said you just called G.M. and

Delta and those guys this morning. Is there any risk to those relationships, given that maybe they weren't involved in these discussions earlier on? Or am I assuming they weren't and maybe they were.

David Kenny - Digitas Inc. - Chairman, CEO

Well, these are two public companies and so we had to be very careful on that. There were certainly diligence calls done by banks in a disguised way to understand that. And where we both are, we know exactly how they feel and how (ph) each other. So all of those discussions happened. We were not explicit about this combination with them because I don't think we could be. I have to say they were not all surprised, and I think that they all feel really good about it. So we understood the risk going into it. It wasn't like we were taking our chances. But that said, to be clear, we did not disclose anything that would be unfair to the investment community. We followed the law on this.

Alexia Quadrani - Bear Stearns - Analyst

And do you have a number for the percentage of revenues maybe for the top 3 clients in the combined entity?

Jeff Cote - Digitas Inc. - COO, CFO

We haven't calculated the percentage. I will tell you that Modem's top client, Delta, on a combined basis, will represent about 7 percent, but we haven't gone deeper than that right now.

Alexia Quadrani - Bear Stearns - Analyst

Okay. And just one more question maybe on the Modem side before I get back in line. The decision to increase the employees and the likelihood -- I think you said there were declining utilization rates and the higher FTEs -- is there great visibility for pickup in revenue growth in the back half of the year that drove that decision?

Frank Connolly - Modem Media - CFO

This is Frank. My comment about the FTEs and utilization applied to the second quarter. And as we move forward, as we said we, anticipate that we're going to continue to grow in the second half of the year into our existing capacity. We do not anticipate adding billable headcount at the same rate that we did since the end of last year, so those metrics will improve as we go forward. As you saw in the second quarter, we slowed down our increase of headcount substantially from the prior quarters.

Alexia Quadrani - Bear Stearns - Analyst

Okay, thank you.

Operator

Mayank Tandon with Janney Montgomery Scott.

Mayank Tandon - Janney Montgomery Scott - Analyst

Congratulations on the acquisition. Jeff, could you walk us through a few more assumptions on the potential accretion from the transaction in terms of growth that you expect from Modem Media? As you indicated, you expect a 2 to 3 cent accretion in the first 12 months after completion.

Jeff Cote - Digitas Inc. - COO, CFO

That is correct. And again, we will provide much more specific information once we have had an opportunity to go through the integration planning on this. I think that for now, we will stick with the fact that we have done enough work to believe that it is 2 to 3 cents accretive. That is with minimal opportunities on the revenue side. But we are going to learn more as we go through the integration and after we actually close on it and integrate the companies to better understand that. So more to come later on that. But we feel as though there is some potential upside here.

Mayank Tandon - Janney Montgomery Scott - Analyst

Are you including cost synergies in that 2 to 3 cent number? Is that also upside over and above what you are expecting at this point?

Jeff Cote - Digitas Inc. - COO, CFO

It is a little of both, but it is pretty conservative estimates based upon where we have been so far with our work.

Mayank Tandon - Janney Montgomery Scott - Analyst

Okay. And is it fair to say that most of the overlap is in London and San Francisco, and that is where most of integration work will take place with the staff?

David Kenny - Digitas Inc. - Chairman, CEO

No. London and San Francisco certainly have opportunities. This is as much about real estate as it is people in those places. The other place there is synergy is in the overhead functions, and that's companywide on both sides, to really make sure that we've got the most efficient back room for serving all the clients.

Mayank Tandon - Janney Montgomery Scott - Analyst

David, what are some of the integration challenges that you expect? Obviously, this is a people-based business, but I would love to hear from you in terms of what plans you have in place to ensure a smooth integration of the acquisition from a people perspective.

David Kenny - Digitas Inc. - Chairman, CEO

There is a pretty detailed plan, and that is actually where the hardest work was done, because I think that's absolutely right. I think it was important that the leaders of both companies had the chance to spend some time together, had a chance to share a vision. I think the good news is, independently, both companies have strategies that move in each other's direction and know each other well.

So you start with a common vision, and I think that vision has to be sold to all of the employees of Modem Media and all of the employees of Digitas. So that is number one, so that we all have a clear direction, that people understand this is building off from what was already done. Neither company is fundamentally changing its strategy.

Under that, you've got a touch focus (ph), what is (indiscernible) and done from East Norwalk, and as soon as we are done with you, we need to go spend time with all of the folks here who are so critical to making this happen. It's a big investment in the people of this company at Modem to make it happen. At the same time, there are parallel meetings happening throughout the Digitas system. So we kick it off well.

And then I think the real work between now and then is to actually sort out client by client, capability by capability, what this means for them in their careers, how they are going to have more skills to sell their clients, how they are going to have more skills to learn and growth. Because we are going to sell this as we have always sold Digitas, as an employee value proposition about growth -- personal growth and certainly growth in the Company as well.

The tricky parts are in London and San Francisco; that's why we were clear up we would leave those offices. We were clear up front that they would be branded Modem Media, so we didn't have to have arm wrestles during the implementation period. We have to get everybody through that. I think most people who are aware are all very excited about it. And we are going to have to just work through that there, and a lot of attention will be spent there to make sure that we get full benefit in those offices.

Mayank Tandon - Janney Montgomery Scott - Analyst

Could you give some color on the financial incentives offered to management to ensure retention? That will be a (indiscernible) questions as we move through the integration process.

Unidentified Company Representative

Obviously in these types of things, there are certain programs that are put in place to make sure that we retain the people that we need to. I will be sharing more of that with you in the future. Right now I think that we would like to leave it at we're paying close attention to ensure that we retain the people and the clients, and that's where the bulk of our focus has been spent at this point.

Marc Particelli - Modem Media - President, CEO

Let me just say that since about midnight last night, we have been having sessions with our senior teams around the world. We will have sessions with the rest of the teams in our offices over the next 12 hours or so. Universally, the enthusiasm for this merger is very, very high. I think everybody recognizes that the opportunity for them and for our clients is dramatically better in combination than separate. And one of the things that I think that we would like to make sure is that these two brands actually -- and the way that we are planning on this merger, I think mitigates the risk inherent in most because it provides stability and continuity and allows us to start migrating the capabilities at a very thoughtful pace. I think this is a very well-thought-out process. Our people are enthusiastic and excited and I think this is going to be great.

Mayank Tandon - Janney Montgomery Scott - Analyst

Just two quick questions. One, was this a competitive bid? And secondly, Jeff, if you could comment on some of the metrics. I know you said the metrics are available on the Websites, but just generically how the metrics of Modem Media compare with Digitas, pricing, utilization, and other important ones? Thanks.

Unidentified Company Representative

I will reinforce what I said. We believe that this combination is of great strategic value for both firms, for its people and for its shareholders. And this has been a combination based on that strategic importance.

Mayank Tandon - Janney Montgomery Scott - Analyst

Was a competitive bid? That was my question.

Unidentified Company Representative

We decided that these two firms should be together.

Mayank Tandon - Janney Montgomery Scott - Analyst

Okay.

Jeff Cote - Digitas Inc. - COO, CFO

On the second question, around some of the metrics, we have billable employees -- we ended the quarter with 1118. Modem ended with around 234, is that right?

Unidentified Company Representative

237 billable employees at the end of the quarter.

Jeff Cote - Digitas Inc. - COO, CFO

Around the billability, Modem folks tend to run a little bit higher. We actually, as the Digitas Company, ran at 65 percent utilization this quarter. We had some very significant uptick from our 61 percent last quarter. I know that we had a conversation about that at our last call. That resulted in an increase of a point of margin in the business, recognizing that the first quarter had the bonus in it; so our natural gross margin would have went down by a point, but it did go up because of the higher level of utilization.

Our hourly rate of $165 per hour is a little bit lower than Modem's at 184. The average revenue per billable FTE that we have is 220. Modem's is 237, again reflecting along the lines that the metrics that they have around hourly rate and utilization tend to run a little higher. I'm sorry -- the utilization that they had during the quarter was 70 percent. DSOs, theirs runs a little bit higher than ours at 49. Ours was at 30 at the end of this quarter. But they are rounding off a little bit. There aren't major differences between the metrics on the two companies.

Mayank Tandon - Janney Montgomery Scott - Analyst

Thanks, Jeff.

Operator

Troy Mastin with William Blair & Co.

Troy Mastin - William Blair & Co. - Analyst

This is the first deal that has been done by Digitas, if I can say that it is being done by Digitas. What gives you comfort that you now can successfully integrate Modem Media into the Company, and can you get any insight on why this is happening now rather than any other point in time over the last several years?

David Kenny - Digitas Inc. - Chairman, CEO

The exchange ratio is a little different now than it was years ago, which is part of it. I think it's a deal that can be done. I think both companies got to a point where we found that there could be fair value for all involved, and of course you got to start with that.

Beyond that, from the Digitas side, we have matured greatly as a company. I think building the team, being able to have a President of the Digitas Agency that I put in charge a couple of weeks ago in Laura Lang makes a big difference. The team that Jeff has built financially gives a lot more confidence in the ability to integrate the finance systems and, in fact, the whole IT infrastructure. We've invested greatly in the last couple years in the HR processes at Digitas building training and career pathing and review processes that are easier to roll out. So we've got the backbone of greater scale. And we built that both for scaling our own business or primarily for scaling our own business organically. But those are built within mind that with the right size acquisition, you could put it over, so that a great entrepreneurial company like Modem Media could keep that but also benefit from the infrastructure, the human resource infrastructure and the finance and technology infrastructure of Digitas. So we feel good about that and feel ready for that.

From a Board of Directors standpoint, it was with great thought that we built our Board over time, and even after the (indiscernible) prematures (ph), adding Bob Glass from PricewaterhouseCoopers, adding Gail McGovern. We had folks who had been through mergers who were very helpful and wise in thinking this through. There has been a lot of rigor on the implementation plan before we got to this point. So I feel like it's all there.

That said, I don't want to be naive.. Mergers are always hard. Service firm mergers are very hard. We go into this eyes wide open on the challenges so that we can address them head-on, and I think that the way we've built up the team on our side has been with an eye towards being able to do this. So I think we have the skills. I think we had a moment in time we could get fair value for both sides.

And I think that the other thing that is very important is the state of the market today. I think our clients at Digitas were always about database marketing and that scaled up and the Internet was where they were headed. But on a combined basis, what we do now is core. It is no longer experimental. For so many of our clients we are an embedded, core part of the way they acquire, retain and cross-sell customers. That means they need scale and they want scale, and they need best-of-breed. They need a different solution as it is becoming mission critical to these clients, and I think on a combined basis we will be able to do that for more clients faster than either of us could on our own.

Troy Mastin - William Blair & Co. - Analyst

Great, thanks. Another question, if I could. At least recently, Modem has been growing a little bit more slowly than Digitas. Is there a reason that this deal might be dilutive to the combined revenue growth of the Company, or is the synergy going to at least make it similar to your goals that you have stated in the past? If you could give insight on the long-term growth outlook change.

David Kenny - Digitas Inc. - Chairman, CEO

Our long-term growth outlook remains the same as a result of this deal and we believe very strongly that this deal just increases our confidence in achieving it. Certainly there are cost synergies, and cost synergies are always faster and easier and clearer than revenue synergies, so that helps early on. Net-net, though, this deal has to be about revenue growth. And the reason I have good confidence there is you can bet we went line-by-line, client-by-client with Modem Media on what's going on.

They have many growing relationships that have been quite strong. I think they've taken a hit on GM, which they talked about, and that offset some of it. We understand that because we've been on the other side of some of that. But I believe that is not a trend. That is a specific client situation. And so when we look at the trend, we believe that the Modem Media Company is well poised for revenue growth on its own.

On a combined basis, backed by some of the shared systems I talked about and with the greater scale as a total company, I believe we will be able to make a more compelling value proposition to the existing Modem clients about becoming even more embedded and more scaled within them.

Troy Mastin - William Blair & Co. - Analyst

Okay. Then finally, on the Digitas numbers reported this morning, if my math is right, excluding bonus payments in the second quarter. you grew roughly 23 percent. You're talking 11 to 17 percent in the third quarter. Why the slowdown versus Q2?

David Kenny - Digitas Inc. - Chairman, CEO

I think, Troy, we all have clients in the news, and I think the Adelphia (ph) situation is well understood. And it is very solid, but it is not going to grow. And the other situation is of course AT&T, which has been more (ph) reported pulling out of some markets in the local business, and that is work we did and that will mitigate over time. But that's going to offset some of the growth in other clients, so that's really what it's about. It's just making sure -- we want to make sure we're really conservative about the puts and takes here as we sort through with AT&T the fourth quarter of this year and certainly when they go into '05. That company's in some transition, and we think it's important to mitigate that risk by not overpromising what is going to happen next. Because that client will certainly come down over time.

Troy Mastin - William Blair & Co. - Analyst

Is it fair to say then there is nothing secular with that slowdown; it is client specific?

David Kenny - Digitas Inc. - Chairman, CEO

Yes, on the Digitas side it's absolutely client specific, and since we're in similar businesses, I have to believe that the Modem Media trends are also, as I said before, client specific.

Troy Mastin - William Blair & Co. - Analyst

Okay, thanks.

Operator

Stephen Dan (ph) with HMC New York (ph).

Stephen Dan - HMC New York - Analyst

Hi, congratulations. A couple questions concerning antitrust. Have you been over with your lawyers the situation and the fact that you're both listed as competitors of each other in certain divisions?

Jeff Cote - Digitas Inc. - COO, CFO

We have done some analysis with our lawyers around that question. Obviously, there is a lot of work to do around the filing for the Hart-Scott-Rodino, and we'll give more information as soon as we have information on the results of that.

Stephen Dan - HMC New York - Analyst

But have your lawyers given you an indication that this should be no problem or do they possibly expect a second request or anything like that?

Jeff Cote - Digitas Inc. - COO, CFO

Our lawyers haven't given us any specific indication on that. They are in the process of filling out the application and as we know more, we'll share it with the public markets.

Operator

Dmitri Kaken (ph) with Salomon Brothers Management.

Dmitri Kaken - Salomon Brothers - Analyst

A couple of questions going back to, I guess, the key executives question; first of all, are there any earnout provisions in the agreement that if certain benchmarks are reached, there is additional payments going forward after the deal closes, you know, a year from now and so on? Number 2, you keep talking about cash earnings versus GAAP earnings. What is it you're thinking about generally the compensation structure going forward, particularly if you're going to have probably -- likely to expense the options through the P&L? And number 3 question, just one balance sheet if I can just go back and get that -- answer those two questions and then I'll ask the third one.

Unidentified Company Representative

On the question of earnouts, we will be filing the definitive agreement in a Form 8-K this afternoon, so we're going to stay silent on that specific question until we do get that document out in the public markets. On the question of cash versus tax earnings, I addressed it earlier with Chris as far as how we would present that going forward. We have said publicly that Digitas has a very large NOL and trapped losses in the form of goodwill deduction and also the tax deduction we get for the difference between the market price and strike price on options.

We believe that we will not be a taxpayer for several years, and from an accounting standpoint we believe that we do have a situation where we don't need to accrue taxes. Modem is in a different situation. They have been booking a tax provision. They have not been paying cash taxes. We'll go through the analysis to figure that out and make sure that when we do give combined company guidance, we are very clear with you how we are going to handle that going forward.

Dmitri Kaken - Salomon Brothers - Analyst

But I was more interested in your compensation philosophy going forward, because obviously the non-cash compensation, option compensation, has been a pretty significant component for both companies, and to the extent that that is starting to flow through P&L, to what extent that's going to change your approach to giving out options?

David Kenny - Digitas Inc. - Chairman, CEO

Well, certainly the compensation committee of Digitas has been dealing with this issue and will deal with the issue post-closing. We believe strongly that equity-based compensation is important to motivate key executives, to increase shareholder value, and we want to align those interests. Whether the form of that between options and restricted stock is something that we are looking at, and we're looking at it economically. I think accounting alone shouldn't drive the decision. We're looking at it economically to find the right answer.

There is no anticipated change in the short run, but I assure you that as the accounting rules get more clear and as the economic analysis becomes more clear, because it's not crystal clear today, certainly we'd consider it. But I certainly don't believe that there is going to be a big change in the compensation structure or system or levels as a result of this transaction.

Dmitri Kaken - Salomon Brothers - Analyst

Okay, which brings me to my last question, which I'm surprised that nobody really asked on the call previously. You have 94 million of cash, Modem Media has 62, so combined 155 million. You're increasing the share buyback program from 20 to 70 million. You haven't bought back stock before. Arguably, you don't need more than, I don't know, 10, 20 million probably to run the business if I'm not mistaken.

David Kenny - Digitas Inc. - Chairman, CEO

Well, first of all, Digitas has bought stock back before.. We bought back a fair chunk last year, and that is the stated intention to use the cash. Why not use it in this transaction? We simply believe this is cleaner, fairer to all shareholders, reflects the fact that we both have great companies and the growth in here keeps our employees all in a pretty stable basis in terms of their equity compensation, and keeping the interest aligned here is vital to make this deal work. So all in, we believe at the moment it was good to do it this way. That said, we absolutely have long understood that the cash on our books belongs to the shareholders and needs to be returned to them as efficiently and effectively as possible, and for the time being, a buyback program is the way to do that.

Obviously, nothing can be done now until the transaction closes, but certainly we intend to continue to be opportunistic about bringing the shares back into Digitas.

Dmitri Kaken - Salomon Brothers - Analyst

But if you can't do anything now, and arguably the stock is reacting the way it is, why not do some kind of onetime special dividend, which you have almost $2 a share, $1.50 a share in cash on a pro forma basis?

David Kenny - Digitas Inc. - Chairman, CEO

We believe that that's the way we serve shareholders, is the way we did the deal, and we believe all of us are going to judge the transaction when all the facts get out, not in the reactions in the first couple hours. So this is -- both companies have a long-term view, both shareholder bases have a long-term view, and we think in the long-term everybody's going to be well served by the way we structured this.

Operator

Nate Kellogg (ph) with Grate (ph).

Nate Kellogg Analyst

Just two quick questions. The first one is, how many shares outstanding and how many options outstanding combined are the two companies after this deal closes?

Jeff Cote - Digitas Inc. - COO, CFO

I'll speak to the Digitas and I'll let Frank talk to the Modem. Digitas had on a fully diluted basis 76 million shares outstanding as of the end of the second quarter. Of that, 64 million were in common stock. The balance were in the form of common stock equivalents or options. In addition to that difference between those 2 numbers of 12 million, there is an additional 11 million options that could become common stock equivalents. That is not to imply that they are not in the money. The options are in the money, but when you go through the calculation for the treasury stock method, only 12 million go into the calculation. So that's for Digitas. Frank?

Frank Connolly - Modem Media - CFO

Yes, in terms of looking at common stock equivalents and not at the treasury method diluted share count, we have about 5 million options outstanding right now, and we have common stock outstanding of about 26.5 million, so combined would be about 31.5 million.

Nate Kellogg Analyst

31.5 million, okay, great. Next question I guess a little bit relates to the previous question, but is there any (indiscernible) -- obviously, the market is reacting a little bit negatively to them. Is there any price at which Digitas would be willing to sweeten the deal, whether it be more stock or more cash to Modem shareholders?

Unidentified Company Representative

We have a definitive merger agreement.

Nate Kellogg Analyst

So this is set in stone?

Unidentified Company Representative

Shareholders (indiscernible) -- we have a definitive merger agreement.

Nate Kellogg Analyst

That's all I've got. Thanks very much.

Operator

A follow-up from Chris Penny with Friedman Billings Ramsey.

Chris Penny - Friedman, Billings Ramsey & Co. - Analyst

Thanks for taking my question again. David, obviously we know the stock's reaction today. Just want to get a sense from you. I think for the most part in covering both companies and being with both companies that I don't think investors are -- there's a lot of questions about Digitas buying Modem Media in the past, and I think to a lot of people that made sense, at least it did a couple days ago.

I think the timing of it is a little bit of a surprise for people, given we are coming out of a -- the economy is getting stronger; you're starting to show some operational leverage there. I think the timing of it was maybe expected to see a year from now, after both companies kind of recovered, and given where Modem Media was in its investment. Can you talk real quickly, David, about why -- I think the timing of this is a surprise for people, and why you decided to do this today versus wait a year from now to see how Modem Media recovers along with the economy?

David Kenny - Digitas Inc. - Chairman, CEO

Fundamentally, we believe the timing is right. We believe that we are at the beginning of a long, secular transition towards interactive marketing and towards database marketing and ROI-driven marketing, and our clients are telling us this. And so you want to make those investment at the beginning of the curve. You wait too long and the markets have moved. And I absolutely believe Modem Media is a very strong company and is poised to get stronger. I think it's good, if you find a mutual way to do this, to do it at a point that's at the beginning of a curve.

I also believe that clients on both sides are asking for more scale, and the fact that we together could create that scale in every single one of our offices, now is the time to be able to seize those client opportunities. We want no question that we are the best in the market and we wanted to be the best now when decisions were being made. We do not want to leave things to chance. So we absolutely see, again, the beginning of a great, great curve in the marketplace. Very specifically on our clients, they see a big upside now and we want to be prepared to seize it, not wait and see. You've got to make these deals before the market moves, not afterwards.

Chris Penny - Friedman, Billings Ramsey & Co. - Analyst

So this year's -- your guidance, you kind of raised the lower end of the range up a little bit, I think, in typical fashion of what you do -- you come up with a range and you tighten that range as the year goes on. So you yourselves don't see any kind of a slowdown in your business itself, and the reason why you would have accelerated this transaction a year in advance?

David Kenny - Digitas Inc. - Chairman, CEO

(multiple speakers) because of that. You've seen the year-over-year growth. And I think more importantly, when you get under the year-over-year growth, the fact that the core clients, those flagships that have always been the center here, were still growing in the 15 to 20 percent range. And when those middle clients were growing as expected, in the 30 some percent range, that means that the base is diversifying and that means that the strategy we have laid out for investors from the beginning is indeed happening and continues to happen. So we feel very strong. And in fact, it is because of that that I think now is the time.

An earlier question was, are we ready to do this? We weren't ready to do this until we had our business running well, we had our management team completely in place to run it so that we could have the bandwidth to take on a bigger challenge. So it is only because we are strong, we believe Modem Media is strong. We believe they are at the beginning of a long-term growth trajectory, that we think now is the time to do this, because we're going to have wind at our backs as we get going.

Marc Particelli - Modem Media - President, CEO

I would reiterate that, that we are at the beginning of a fundamental shift, and if anything that shift is happening more rapidly than I thought it was going to happen. The clients are moving their marketing spend and their whole attitude towards measured marketing much more rapidly than I thought a year ago. So now it is the time to get on that curve. And Modem Media is building that capability.

I think one of the things that is camouflaging our inherent growth has been a fallaway in some of our General Motors business, which was one of our largest clients. I hate to say to the benefit of -- I am glad to say now, to the benefit of Digitas. So we are adding some very strong clients and fueling future growth through the development of those clients as they mature over the next two years.

Chris Penny - Friedman, Billings Ramsey & Co. - Analyst

Getting back to an earlier question you, do you, David, anticipate being able to create those same type of relationships with Modem Media clients, given Modem Media's going to keep its name, in terms of a larger, retainer-based type of relationship with some of the bigger customers that Modem Media has?

David Kenny - Digitas Inc. - Chairman, CEO

I absolutely anticipate it. First of all, in a place where we both are strong, at Delta, they have a relationship that is exactly the profile of the relationships we have. We both coexist there. But their strategy hasn't been that different. When we understood their relationships with both Hewlett-Packard and GM Europe (indiscernible), they are doing it. They're moving in a very similar direction. They do believe in the retainer-based relationship and they have hired the people and created the talent to do it.

I think what we bring is more skill sets so it can be more robust, and we intend to build off from that base. But historically, Digitas sort of was in direct marketing relationships and expanded them. They started with some interactive marketing relationships and expanded them. So we are starting from a different point, but we are going to get to the same endpoint with clients. They're not going to be exactly the same companies, but it's a very similar strategy that they were, and we are going to help them do it faster than they would have on their own.

Chris Penny - Friedman, Billings Ramsey & Co. - Analyst

Thank you. I appreciate it.

Operator

Andrew Jeffrey with Needham.

Andrew Jeffrey - Needham & Company - Analyst

Good morning. You've touched on it a little bit, Dave and Mark, the macro environment. I am a firm believer in the secular trends you discuss and highlights as being underlying rationale for the acquisition. We saw in the last cycle a pretty sharp downturn in ad spending and an even sharper downturn in Internet-based spending. We seem to be on the cusp of potentially a meaningful economic slowdown. What sort of contingency plans do you have in place and are you hearing anything to suggest that if not decelerating, the kind of seeming cyclical pickup in spending that we have witnessed in the last three quarters is starting to ebb a little bit, and how do you view that on a probability analysis basis?

David Kenny - Digitas Inc. - Chairman, CEO

First of all, we have to look at the market we are in. Our part of the market is still a $3 billion market. And so you've got to pick the right players in terms of the right clients to take advantage of that. And (indiscernible) it's important to have a diversified base, and the combined entity has a more diversified base over time, which is part of how you manage both up and mitigate any risk of down. And when we actually look across the client base, we continue to expect double-digit growth here, and the clients are absolutely talking to us about doing that, partially because they're investing more in marketing sell (ph) and also because they're shifting the share of marketing to things that work. And as we've been able to prove that it worked, and we've been able to put the analytics in place and understand in a very specific and analytical way the ROI on this, more and more companies are going this way.

And we think there will be some cycles, but if you look over the last couple of decades, marketing has continued to migrate over time to that which is more accountable, and every evidence is that is going to continue to accelerate as the tools of interactive marketing in particular and as the skills of -- and particularly (ph) the databases get more robust.

Andrew Jeffrey - Needham & Company - Analyst

Okay. So you wouldn't necessarily say that here in the second half you would say unequivocally, hey, we don't see a slowdown coming or we don't think it's going to be material?

David Kenny - Digitas Inc. - Chairman, CEO

No. Our short- and long-term forecasts are absolutely unchanged as a result of this. And we only believe we are doing it off a bigger base once the transaction closes.

Andrew Jeffrey - Needham & Company - Analyst

Okay, thanks.

Operator

A follow up from Alexia Quadrani with Bear Stearns.

Tim Nolan - Bear Stearns - Analyst

It's actually Tim Nolan (ph) speaking for Alexia right now. Frank, a couple of questions regarding some of your largest clients, most specifically GM. You mentioned -- and we understand that the trends are somewhat downward now -- but can you comment on maybe why that is? Is it pricing related or is it some of the businesses maybe going elsewhere, possibly even to Digitas? And what might be your assumptions for the relationship with GM going forward?

Frank Connolly - Modem Media - CFO

Okay, Tim, as we've said, the decline in General Motors versus last year is a mix of both rate and decline in volume. In North America, in the U.S. business, we did go through a pricing exercise that we are going to see the first full quarters effect of in the second quarter. But we also, as Mark mentioned previously, have seen some volume declines in the U.S. as a result of the consolidation that is occurring at General Motors. They have expressed an intention to consolidate their business with a limited number of agencies and as we've been going through that, we have seen our volume drop a little bit. Going forward for the rest of a year, that situation has pretty much stabilized, but obviously it will continue to impact us in the year-over-year comparisons.

Tim Nolan - Bear Stearns - Analyst

Can you comment on maybe -- you mentioned consolidation of G.M. business at other agencies. I don't know if you can comment on whether some of that might actually be going to Digitas, in which case, this kind of merger would be fine.

Frank Connolly - Modem Media - CFO

It has gone to Digitas.

Tim Nolan - Bear Stearns - Analyst

Okay, great. One follow-up related question then. I know maybe you have one or two client conflicts out there, and I guess that's part of the reason you plan to keep Modem and Digitas separate. With some of your clients -- maybe G.M. as an example, I don't know -- but are there examples where you might actually just merge offices and merge those relationships?

David Kenny - Digitas Inc. - Chairman, CEO

I think we have declared what we are doing on an office level, which is merging the San Francisco office. And there's a case where both sides were working with different parts of Charles

Schwab. Having them together, I think, will enable us to serve that client better. And we're merging both the London offices. So that is clear.

In terms of specific clients who use both of us, there is a reason why they use both of us. I think there are things that Modem Media is very strong at. There are places that Digitas is very strong. Once we get through a transaction, work with those clients to find the way they want to be served. And if there are added ways to consolidate efforts and work together, we will do that on their behalf. We're not going to force it though, because I think we need to make sure that we protect everything clients value about both companies today.

Certainly, though, it has always been true in both of our experiences that the deeper you are with a client, the better you can serve them, the more opportunities you have to grow, the more data points you have, the more points of contact you have to grow. So we absolutely intend to work together to build faster -- more value, and therefore faster growth in those newly-scaled relationships.

Tim Nolan - Bear Stearns - Analyst

So you kind of have the option to pare some costs and merge some of the relationships if that is what works. Or on the other hand, you could keep them separately if that's what the client prefers?

David Kenny - Digitas Inc. - Chairman, CEO

Yes, absolutely. The clients have to be a part of this, and the good news is we're allowed to do planning now between now and the close of transaction. And we will work with each client on what is the right answer for them.

Tim Nolan - Bear Stearns - Analyst

Sounds good. Thanks.

Operator

Mark Ort (ph) with Glaser.

Operator

Matt Harmon (ph) with HS (ph) Capital.

Matt Harmon - HS Capital - Analyst

Congratulations on the deal. I jumped on the call a little late. My apologies. I just want to ask a couple questions. I want to first confirm when you expect to close and that the deal is a fixed ratio of 0.7 shares.

Jeff Cote - Digitas Inc. - COO, CFO

The exchange ratio is 0.7 and the expectation is that it will close the early part of the fourth (ph) quarter.

Matt Harmon - HS Capital - Analyst

Great, thanks.

Operator

Troy Mastin, a follow-up.

Troy Mastin - William Blair & Co. - Analyst

A quick follow-up. You mentioned a few clients that you touched base with that you share. Have you done any checks with clients that would be potential conflicts that are in similar industries?

David Kenny - Digitas Inc. - Chairman, CEO

Obviously, you can't sort out the conflict. The only real conflict that we need to solve between the two is that Digitas has a strong Microsoft relationship and Modem Media has a strong IBM relationship. We have let both of them know that we need to work with them. They faced a similar issue earlier this year when two different agencies owned by WPP allocated things between the two or struck a deal that served both of them within that holding company. So we are going to work it through with them and find the right solution for those companies. Beyond that, interesting enough, what has been (ph) the strategy, we have not ended up with a lot of arch rivals. We have ended up with more overlapping clients than arch rivals. So that is the only one we have to work through, and we're going to do that with them.

Operator

Brent Patelski (ph) with Siedemann (ph).

Unidentified Speaker

This is actually Drew (indiscernible). I just wanted to ask -- I missed whether you have contacted the customers and spoke to G.M. as to whether they are happy about this arrangement or not.

David Kenny - Digitas Inc. - Chairman, CEO

We actually spoke with General Motors and they are very happy about this. The quote this morning was that's terrific for us; it's the best of both worlds. Certainly, some of the consolidation issue was because of Digitas scale and ability to scale with them. The fact that they could now keep some of the great folks who have worked with them from the Modem Media side is something they're interested in exploring. So I think it's been viewed as a very positive by the couple of (indiscernible) calls I had with General Motors this morning.

Unidentified Speaker

My other question is just the Delta relationship. Delta obviously has some financial issues of their own. Is that contract up for renewal or do you anticipate any issues there if they go into bankruptcy or just have issues?

Unidentified Company Representative

Clearly, Delta has been in the news. But one thing that we are comfortable with is that we help them generate revenue. We help them fill their seats and serve their customers. And that can't change unless you see them dissolve, and we don't see them dissolving. If they do go bankrupt, there is a likelihood to be some disruption in our work, but it is not going to be eliminated.

We have used the analogy of a disruption that occurred in the airline industry in the past, and that was the period after 9/11 at which we lost about $1 million a quarter from our run rate for two quarters after 9/11, and we would anticipate something, at maximum, in that kind of range. But the reality is we work with them to help them fill their seats.

Unidentified Speaker

Is there any clause in the agreement that says if specifically you lose X percentage of business for the Delta contract or the GM contract that the deal doesn't happen?

Marc Particelli - Modem Media - President, CEO

It's a fixed -- it's a (indiscernible) to change ratio and it's a definitive merger agreement. We don't believe there's a risk there.

Unidentified Company Representative

And it will be filed this afternoon.

Unidentified Speaker

The last question, you just mentioned that you were going close in the first quarter That seems like an awfully long time. What is the gating (ph) item?

Unidentified Company Representative

I'm sorry, if I said first quarter -- it's the fourth quarter of this year.

Unidentified Speaker

Okay, thank you.

Operator

Sarah Jane Burns (ph) from Gartmore Investment Management.

Sarah Jane Burns - Gartmore Investment Management - Analyst

Hello. I would like to ask about the visibility going forward on Digitas's numbers, because before you have always been able to give great guidance. How you do, in fact, think the financial impact (technical difficulty) numbers going forward in your (technical difficulty) ability to guide?

David Kenny - Digitas Inc. - Chairman, CEO

Our business has always been built upon visibility, stability, profitability and growth. And we would only do a deal if it enabled us to keep that going. We, again, we went client-by-client through this. Where we have actually increased scale, because we're working together, that always increases the predictability. Our predictability is always driven from the scale relationships. And the fact there will be more of them keeps us predictable but also diversifies the number of highly predictable relationships. So we don't see any change in our profile. We absolutely went about this as an extension of the existing strategy and the way we've always run the business. And I don't see any change it all. I actually think it will just help us.

Sarah Jane Burns - Gartmore Investment Management - Analyst

Thank you.

Operator

Mark Ort (ph) with Glaser.

Mark Ort - Glaser - Analyst

I apologize for the technical difficulties earlier. If I look the interactive marketing or e-marketing as a subset of the overall marketing industry, if we call it that, what would your market shares at this point with the combined companies?

David Kenny - Digitas Inc. - Chairman, CEO

Small. It's a huge market and can be defined lots of different ways. But it is fractional. People will define the market different ways is why we can't give a deliberate (ph) answer, but this is highly fragmented business with lots of players.

Mark Ort - Glaser - Analyst

Okay, thank you.

Operator

At this time, there are no further questions. I will now turn the call over to Mr. David Kenny for any closing remarks.

David Kenny - Digitas Inc. - Chairman, CEO

Thank you, everybody, for your time this morning. I especially want to thank Mark and Frank and their team for all the work with us to get ready for today, and certainly Jeff and the rest of the Digitas team as well. It was a lot of hard work, a lot of thought.. As I hope you understand, we go into this with a very detailed implementation plan already. Now that we have signed this agreement, we will go even further and make sure that this is the best for our people, the best for our clients, and certainly increasing returns for all of you, our shareholders.

We are all terrifically excited about the opportunities that the Digitas/Modem Media combination creates. Two of the industry's preeminent marketing services brands are going to continue our efforts in the marketplace at a time when marketers' demand for alternative media choices and alternate marketing choices is clear and growing.

As separate and complementary agencies, we're going to be working as one force with a focused commitment on the highest quality of service, the best solution for our clients, the greatest opportunities and development of our people, and of course, out of all of that, creating the best return and best value for our shareholders.

I look forward to updating you on the progress of our pending transaction with Modem Media and to continuing our discussion next quarter. Thank you again for joining.

Operator

This concludes today's conference call. You may disconnect at this time.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements regarding the acquisition of Modem Media by Digitas and the proposed date of the stockholders meetings are all forward-looking statements. Risks, uncertainties and assumptions include: possible adjournment or postponement of the stockholders meetings; failure to satisfy conditions to closing of the merger, including receipt of Digitas stockholder approval and Modem Media stockholder approval; the risk that the benefits of Digitas’ acquisition of Milton will not be achieved or will take longer than expected; and other risks that are described from time to time in Digitas’ and Modem Media’s Securities and Exchange Commission reports (including but not limited to Digitas’ Form 10-K for the fiscal year ended December 31, 2003, Modem Media’s Form 10-K for the fiscal year ended December 31, 2003 and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Digitas’ or Modem Media’s results could differ materially from Digitas’ or Modem Media’s expectations in these statements. Digitas and Modem Media assume no obligation, and do not intend to update these forward-looking statements.

Additional Information and Where to Find It

Digitas and Modem Media will file a joint proxy statement/prospectus with the SEC in connection with the proposed merger. Investors and security holders are urged to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Digitas are available free of charge by contacting Digitas Investors Relations, Digitas Inc., Prudential Tower, Boston, Massachusetts 02199, (617) 867-1000, and documents filed with the SEC by Modem Media are available free of charge by contacting Modem Media Investor Relations, 230 East Avenue, Norwalk, Connecticut 06855, (203) 299-7000.

Participants in Solicitation

Digitas and Modem Media, and their respective directors, executive officers and other possible employees and advisors, may be deemed to be participants in the solicitation of proxies from the stockholders of Digitas and Modem Media in connection with the merger and related items. Information regarding the directors and executive officers of Digitas and their ownership of Digitas shares is set forth in the proxy statement for Digitas’ 2004 annual meeting of shareholders. Information regarding the directors and executive officers of Modem Media and their ownership of Modem Media shares is set forth in the proxy statement for Modem Media’s 2004 annual meeting of shareholders. Investors may obtain additional information regarding the interests of those participants by reading the joint proxy statement/prospectus.